Exhibit 99.(h)(1)(c)

NOTICE TO TRANSFER AGENT

This Notice to Transfer Agent, dated as of June 17, 2025, is made pursuant to the Fifth Amended and Restated Transfer Agency and Service Agreement, as amended, (the "Agreement"), dated as of July 1, 2020, between AIM Counselor Series Trust (Invesco Counselor Series Trust) (the "Trust") and Invesco Investment Services, Inc. ("IISI").

WHEREAS, the above-named parties entered into the Agreement for the purpose of having IISI perform certain transfer agency services and functions for the benefit of certain shareholders of the Trust; and

WHEREAS, Article 8 of the Agreement provides that additional portfolios of the Trust may be added to the Agreement pursuant to written notice to IISI;

NOW, THEREFORE, the parties agree as follows:

1.             Addition of Portfolio. The Trust hereby notifies IISI that the Trust has established Class R shares as a new series of shares of the Invesco S&P 500 Index Fund (the “Portfolio”).

The Trust also hereby notifies IISI that the Trust desires to have IISI render services as transfer agent under the terms of the Agreement with respect to the above-referenced Portfolio.

2.             Date of Effectiveness. The addition of the Portfolio under the Agreement shall be effective as of August 28, 2025.

IN WITNESS WHEREOF, the parties have executed this Notice to Transfer Agent as of the date first above written.

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)

By:	/s/ Melanie Ringold
Melanie Ringold
Secretary, Senior Vice President and Chief Legal Officer

ACKNOWLEDGED AND AGREED:

INVESCO INVESTMENT SERVICES, INC.

By:	/s/ Rhonda Dixon-Gunner
Rhonda Dixon-Gunner
Director and President